Exhibit 10.1

SHARES TRANSFER AGREEMENT

This SHARES TRANSFER AGREEMENT (this “Agreement”) is made as of June 18th, 2015 by and between:

LAKELAND INDUSTRIES, INC. (“Transferor”), a Company duly organized under the laws of the State of Delaware, United States of America, with its head office located at 3555 Veterans Memorial Hwy, Suit C, Ronkonkoma, NY, 117779-7410, herein represented by its Legal Representative, CHRISTOPHER JAMES RYAN, American citizen, married, executive, Passport number 482515842, domiciled in 136 W. Bayberry Road, Islip, NY, United States of America, ZIP code 11751;

ZAP COMÉRCIO DE BRINDES CORPORATIVOS LTDA. (“Transferee”), a limited liability company duly organized under the laws of Brazil, with its head office located at Rua Raimundo Ademar, 26, São Paulo, SP, 02208-030, enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 13.259.812/0001-06, herein represented by its Attorney, JACK ANTUNES NEMER; and

as intervening parties,

LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA. (“Lakeland Brazil”), a limitada duly organized under the laws of Brazil, with its head office located at Rua Luxemburgo, 260, Lotes 82/83 – Bloco O, Loteamento Granjas Rurais, Salvador – BA, Brazil, 41230-130, enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 04.011.170/0001-22, herein represented by its Legal Representative, EDUARDO FERNADES TAVARES (“ETavares”), Brazilian citizen, married, executive, enrolled before the Brazilian Taxpayers Registry (C.P.F./M.F.) under the number 112.583.238-00, resident and domiciled at Rua Serra do Japi, 259, apt. 104, Vila Gomes Cardim, São Paulo, SP, 03.309-000; and

JACK ANTUNES NEMER (“JNemer”), Brazilian citizen, married, bearer of the Brazilian ID document (R.G.) number 11.463.521-3 from SSP/SP, enrolled before the Brazilian Taxpayers Registry (C.P.F./M.F.) under the number 023.143.378-67, resident and domiciled at Rua Paulo Franco, 142, apt. 43, Vila Leopoldina, São Paulo, SP, CEP 05305-030;

R E C I T A L S

WHEREAS, Transferor desires to transfer and assign to Transferee, and Transferee desires to receive and accept from Transferor, the LB Shares (as hereinafter defined).

WHEREAS, Lakeland Brazil acknowledges that it shall be responsible for the payment of any and all liabilities of the Brazilian Business (as hereinafter defined) and wishes to hold Transferor and any of its respective Affiliates harmless for any losses relating to any such liabilities.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1          Defined Terms

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, charge, citation, complaint, proceeding or investigation.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with, such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that for purposes of this Agreement neither Lakeland Brazil or JNemer shall not be considered an Affiliate of Transferor, and Transferor shall not be considered an Affiliate of either Lakeland Brazil or JNemer.

“Brazilian Business” means the entire business carried by Lakeland Brazil in Brazil.

“Brazilian Business Records” means the Business Records pertaining to the Brazilian Business.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in Brazil or United States of America.

“Business Records” means all books, records, ledgers and files or other similar information used or held for use primarily in the operation or conduct of the Brazilian Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports, including without limitation, reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country, Licenses and Governmental Permits.

“Closing” means the closing of the transactions described in Article VII.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“Contracts” means all contracts, agreements, leases, subleases, Licenses, supply contracts, purchase orders, sales orders and instruments that will be in effect on the Closing Date and to which, Lakeland Brazil is a party, including without limitation, (i) for the lease of machinery, equipment, motor vehicles, furniture or office equipment, (ii) for the provision of goods or services to the Lakeland Brazil, (iii) for the sale by the Lakeland Brazil of goods or the performance by the Lakeland Brazil of services, or (iv) for the sale and distribution of products of the Lakeland Brazil, and any such contracts, agreements, instruments, Licenses and leases referred to in clauses (i) through (iv), inclusive, entered into in accordance with, and without violation of, Section 5.2 between the date hereof and outstanding as of the Closing Date by Lakeland Brazil.

“GAAP” means Brazilian generally accepted accounting principles.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (federal, state, local, foreign or supranational) or any court, department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, applications, approvals or other authorizations necessary for the lawful operation and conduct of the Brazilian Business as currently operated or conducted under applicable Laws.

“Joint Bank Account” means a joint bank account to be opened by Lakeland Brazil and Multiplica, which shall require the signature of legal representatives of both Lakeland Brazil and Multiplica to make any payment and/or withdraw funds.

“Lakeland Brazil” means Lake Brasil Indústria e Comércio de Roupas e Equipamentos de Proteção Individual Ltda., a company duly organized under the laws of Brazil, with its head office located at Rua Luxemburgo, 260, Lotes 82/83 – Bloco O, Loteamento Granjas Rurais, Salvador – BA, Brazil, 41230-130, enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 04.011.170/0001-22 and registered before the Commercial Registry of the Brazilian State of Bahia under the number 29.3.0002691-3 and any of its Affiliates and/or successors and lawful assigns.

“Law” means any federal, state, local, foreign or supranational law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other requirement, and any rule or regulation of any stock exchange on which the relevant party’s securities are listed.

“LB Shares” means Forty-Five Million, Seven Hundred and Twenty-One Thousand Seven Hundred Sixteen (45,721,716) shares of Lakeland Brazil already owned by Transferor plus the shares to be issued pursuant to Section 2.5(a)(ii).

“Licenses” means all licenses, agreements and other arrangements under which Lakeland Brazil has the right to use any Proprietary Subject Matter of a Third Party.

“Multiplica” means Multiplica Soluções Empresariais Ltda. a company duly organized under the laws of Brazil, with its head office located at Rua Rego Barros, 570, apt. 104, block D, Bairro Jardim Vila Formosa, CEP 03460-000 and enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 14.782.440/0001-52. Multiplica is a service provider that advises the management of Lakeland Brazil in relation to securing financing in order for Lakeland Brazil to avoid cash flow constraints that are restricting its return to profitability; assistance in negotiation and revision of VAT tax issues; and participating in a Managing Committee to discuss and advise payment of invoices, financing of accounts receivable, factoring and negotiation with suppliers and banks.

“Multiplica Agreement” means that agreement titled Business Consulting Agreement Renew 2015, dated May 1, 2015, between Lakeland Brazil and Multiplica.

“Person” means any individual, corporation, limited liability company, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period(or portion thereof) ending on or before the Closing Date.

“Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information, development work-in-process, inventions, discoveries and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, emblems, logos, insignia and related marks.

“Real Estate” means the real estate properties pertaining to Lakeland Brazil enrolled before the Second Real Estate Registry Office of the city of Salvador, State of Bahia, Brazil, under the numbers 780, 781, 75667 and 76982.

“Tax” or “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipts, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, mortgage, occupation, capital stock, ad valorem, value added, transfer, documentary stamp, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any federal, state, local or foreign taxing authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

1.2          Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section
“Acquisition Proposal”	Section 0
“Agreement”	Introductory Paragraph
“Brazilian Business Liabilities”	Section 2.3
“Indemnified Party”	Section 8.2(a)
“Indemnifying Party”	Section 8.3(a)
“Labor Liabilities”	Section 2.3
“Losses”	Section 8.2(a)
“Survival Period”	Section 8.1
“Third Party Claim”	Section 8.3(a)
“Valuation Report”	Fourth Whereas Clause

1.3          Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Payments and Computations. Except for the payment of the cash payment to be made pursuant to Section 2.2 (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 1:00 p.m. New York - USA time on the day when due. All payments shall be measured and paid in U.S. dollars by wire transfer in to the account or accounts designated by the party receiving such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Article II
TRANSFER OF THE SHARES

2.1          Transfer of Shares

Upon the terms and conditions set forth in this Agreement, Transferor shall transfer, assign and convey to Transferee and Transferee agrees to receive and accept from Transferor all right, title and interest of Transferor in and to the LB Shares on the Closing Date.

The parties agree that the completion of the transfer of the LB Shares is subject to (i) the execution and delivery on the Closing Date of the corresponding amendment to Lakeland Brazil’s articles of association, setting forth the transfer of the LB Shares to the Transferee and (ii) registry of such amendment before the relevant Commercial Registry. The parties agree to comply with any additional requirement eventually made by the Commercial Registry officers in order to facilitate the transfer of the LB Shares to the Transferee.

2.2          Consideration for Transfer

In consideration of the transfer, assignment, conveyance and delivery by Transferor of the LB Shares to Transferee, Transferee shall pay, at the Closing Date, an aggregate amount equal to one Brazilian Real (R$1.00) to Transferor.

2.3          Brazilian Business Liabilities

Lakeland Brazil and Transferee agree to pay, perform or otherwise discharge, in accordance with the terms and subject to the conditions thereof, any liabilities and obligations of Lakeland Brazil, (“Brazilian Business Liabilities”), including labor claims made against Lakeland Brazil deriving from events that occurred during the time the Transferor was a shareholder of that entity (“Labor Liabilities”), and both Transferee and Lakeland Brazil agree to hold Transferor and any of its Affiliates harmless if and to the extent Transferor or any of its Affiliates incur any liabilities, obligations or expenses with respect to the Brazilian Business Liabilities. For purposes of this Agreement, the term “Brazilian Business Liabilities” means all those liabilities and obligations of Lakeland Brazil, including but not limited to those described in paragraphs (a) through (h) below, whether or not any such obligation is reflected on Lakeland Brazil’s or financial statements, and whether they arose prior to, on, or subsequent to the Closing Date and whether they derive from events that occurred prior to or after the transfer of the LB Shares pursuant to this Agreement:

(a)          liabilities and obligations with respect to the employees and former employees, including without limitation severance obligations, in the Brazilian Business;

(b)          liabilities arising from any labor claim already existing and/or to be filed against Lakeland Brazil, its affiliates, officers and shareholders (present, past and future);

(c)          any and all Labor Liabilities of the Brazilian Business not described in clauses (a) or (b) above;

(d)          all liabilities and obligations with respect to any and all applicable taxes arising out of or imposed in connection with the Brazilian Business, including, for the avoidance of doubt, the ongoing VAT tax liability with the State of Bahia;

(e)          any liabilities and obligations arising under leases, Contracts, Licenses and Governmental Permits to which Lakeland Brazil is a party or in the name or held by Lakeland Brazil;

(f)           product warranty liabilities, product return obligations pursuant to any stock balancing program and rebates pursuant to any marketing program to the extent such liabilities and obligations arise from sales of products in the course of the Brazilian Business, whether before or after the Closing Date;

(g)          accounts payable of the Brazilian Business (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but not yet invoiced accounts payable), except as provided for herein; and

(h)          all other obligations and liabilities with respect to the Brazilian Business ,whether known or unknown, absolute or contingent, except as provided for herein.

2.4          Distributorship and Supply Agreement

(a)          On the Closing Date, Transferor and, to the extent appropriate, its Affiliates, shall enter into a Distributorship and Supply Agreement with Lakeland Brazil, which will be in form annexed hereto as Exhibit B.

(b)          For the period commencing on the Closing Date and ending three hundred and sixty five (365) days thereafter, Transferor shall also grant to Lakeland Brazil a written guarantee with respect to the payment for all purchases made by Lakeland Brazil from Transferor’s Affiliate in China, in the total amount of Sixty Four Thousand United States Dollars ($64,000.00).

(c)          All terms and conditions established in subsections (a) and (b) hereinabove, including the exclusivity in Brazil, shall remain valid and enforceable provided that Lakeland Brazil performs all payments to Transferor and/or any of its Affiliates for disposables purchased after the Closing Date within no more than sixty (60) days from the respective due date.

2.5          Continuing Business Incentives

(a)          Transferor and Transferee acknowledge that Lakeland Brazil needs additional funds to assure its regular operation during the first two (2) years after the Closing Date as shown in the Valuation Report and the parties own studies. Hence Transferor or has already provided funds in anticipation of this Agreement, and undertakes to provide additional funds to Lakeland Brazil in the total amount of Seven Hundred Seventeen Thousand United States Dollars ($717,000.00) plus One Million, Five Hundred Seventy-Four Thousand, Eight Hundred Brazilian Reals (R$1,574,800.00), exclusive of any funds required to be provided under Sections 2.5(b) and 2.5(e), according to the rules and provisions of this Section 2.5. Lakeland Brazil, Transferee and JNemer agree that all funds provided by Transferor pursuant to this Section 2.5(a) shall be utilized for the purposes set forth in Section 2.3 and consistent with the Multiplica Agreement.

(i)            The funds mentioned Section 2.5(a), in the total amount of Seven Hundred Seventeen Thousand United States Dollars ($717,000.00) plus One Million, Five Hundred Seventy-Four Thousand, Eight Hundred Brazilian Reals (R$1,574,800.00), to the extent not already expended, shall be deposited by Transferor into the Joint Bank Account (except for the $350,000 payment on the execution of this Agreement, which shall go into the Lakeland Brazil Operating Account), disbursements of which are governed by the Multiplica Agreement, in installments, according to the following dates and amounts:

-	Three Hundred Sixty Seven Thousand United States Dollars ($367,000.00) ($200,000.00 in cash plus $167,000.00 paid to Stedfast ($85,000.00) in April 2015 and Xinxiang Protective Textiles Limited ($82,000.00) in February and April 2015, both of whom are suppliers to Lakeland Brazil), previously paid;

-	Three Hundred Fifty Thousand United States Dollars ($350,000.00) on the execution of this Agreement;

-	Nine Hundred Ninety-Two Thousand Brazilian Reals (R$992,000.00) on July 1st, 2015;

-	Two Hundred Eighty-Eight Thousand, Three Hundred Brazilian Reals (R$288,300.00) on August 1st, 2015; and

-	Two Hundred Ninety-Four Thousand, Five Hundred Brazilian Reals (R$294,500.00) on September 1st, 2015.

(ii)          All funds previously provided and to be provided by Transferor pursuant to Section 2.5(a)(i) are the object of a raise of Lakeland Brazil capital stock, and have been or shall be paid by Transferor, at its discretion, partially or entirely in cash and partially or entirely by the issuance on the Closing Date of a promissory note payable to Lakeland Brazil (comprising up to the final two payments in the aggregate amount of R$582,800.00 due after the Closing Date).

(iii)         The parties hereto acknowledge that Transferor need not pay the amounts set forth in Section 2.5(a)(i) in the event that Lakeland Brazil and/or any of its Affiliates files for bankruptcy, file for court Protected Restructuring or abandons the Brazilian Business, or in the event that the Multiplica Agreement is no longer in force and operational.

(iv)         Transferee and JNemer hereby acknowledge and accept that Transferor has prior to the Closing Date made payment to certain global suppliers on behalf of Lakeland Brazil (see Section 2.5(a)(i)) and may, at its own discretion, pay directly to Lakeland Brazil’s global suppliers, any amount due to them by Lakeland Brazil up to the Closing Date and deduct such amounts from the amounts otherwise due to be paid in accordance with Section 2.5(a)(i).

(b)          In addition to funds required to be provided under Sections 2.5(a) and 2.5(e), Transferor also undertakes to provide funds to Lakeland Brazil in order for it to satisfy present and future labor claims against Lakeland Brazil deriving from events that occur prior to Closing Date. Such fund shall be provided by Transferor strictly according to the following rules and provisions:

(i)            Transferor shall fund Lakeland Brazil for one hundred percent (100%) of the total amount to be paid by Lakeland Brazil in connection with the labor claim issued by Lana dos Santos (the “Lana dos Santos Claim”).

(ii)          Transferor shall fund Lakeland Brazil for 100% of all other labor claims deriving from events occurred prior to Closing Date, up to a cap of Three Hundred and Seventy Thousand United States Dollars ($370,000.00) (the “Cap”) (exclusive of the Lana dos Santos Claim), such funding to be provided by Transferor as claims are adjudicated. This cap do not apply to the labor claim already issued by Lana dos Santos, according to the provisions of item (i) above.

(iii)         Should the liabilities deriving from labor claims issued against Lakeland Brazil with respect to events that occurred prior to the Closing Date, exclusive of the Lana dos Santos Claim, exceed the Cap in item (ii) above, Transferor agrees to contribute funds to Lakeland Brazil for sixty percent (60%) of the amount in excess of the Cap.

(iv)         All funds to be provided by Transferor according to the provisions of this Subsection (b) shall be deposited by Transferor into the Joint Bank Account on an “as needed” base, within thirty (30) days from the date Lakeland Brazil requests the correspondent payment. Any request must be accompanied by proof of the correspondent charging and/or disbursement, which shall be subject to analysis and validation by Transferor. The Transferor may, at its own discretion, refute any request for reimbursement from Lakeland Brazil if it determines, in its sole but reasonable discretion, that the claim is based on false or unrealistic assumptions or facts.

(v)          Transferee, JNemer and Lakeland Brazil agree to use commercially reasonable efforts and operate in good faith to contest and resolve the labor claims described in Section 2.5(b) above and shall not settle the Lana dos Santos Claim without the permission of Multiplica.

(c)          Transferors obligations to fund the amounts set forth in Subsection (b) will be automatically terminated upon the earlier of:

(i)            All labor claims against Lakeland Brazil deriving from events which occurred prior to Closing Date being duly settled;

(ii)          By mutual agreement of Transferor and Lakeland Brazil; or

(iii)         At the end of two (2) years from the Closing Date.

(d)          If upon termination according to the provisions of subsection (c) above, the claims paid (exclusive of the Lana dos Santos Claim) are less than the Cap, Transferor shall deposit, within 30 days after such termination, an amount equal to the difference between the Cap and such amounts so paid into the Joint Bank Account.

(e)          As an incentive to Lakeland Brazil and Transferee to continue developing Lakeland Brazil’s operation in a healthy and profitable manner, Transferor shall make available the following amounts to Lakeland Brazil, in addition to funds required to be provided under Sections 2.5(a) and 2.5(b):

(i)            One Hundred and Fifty Thousand United States Dollars ($150,000.00) provided (A) none of Lakeland Brazil and/or any of its Affiliates file for bankruptcy, file for a Court Protected Restructuring or abandon the Brazilian Business within the first twelve (12) months immediately following the Closing Date and (B) the Multiplica Agreement is in effect and operational through and on the date twelve (12) months from the Closing Date.. This amount shall be deposited by Transferor into the Joint Bank Account not later than sixteen (16) months after the Closing Date; and

(ii)          An additional one Hundred Thousand United States Dollars ($100,000.00) provided (A) none of Lakeland Brazil and/or any of its Affiliates file for bankruptcy file a Court Protected Restructuring or abandon the Brazilian Business within the twenty four (24) months immediately following the Closing Date and (B) the Multiplica Agreement is in effect and operational through and on the date twenty-four (24) months from the Closing Date. This amount shall be deposited by Transferor into the Joint Bank Account not later than twenty-eight (28) months after the Closing Date.

(f)           If Transferee, Lakeland Brazil or any of its Affiliates intend to file for a Court Protected Restructuring or to declare Bankruptcy during the first five (5) years following the Closing Date, Lakeland Brazil and/or Transferee shall notify Transferor of such intent at least thirty (30) days prior to the earlier of the date of the correspondent announcement to the public is intended to be made and the intended date of the filing.

2.6          Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)          Transferee and Lakeland Brazil acknowledge that, due to the obligations assumed by Transferor under the terms of this Agreement, Transferor needs to have access to Lakeland Brazil’s accounting books, records and such other business records, as may be reasonably requested, for a determined period. In view of that, Transferee and Lakeland Brazil shall provide Transferor with (i) monthly financial statements prepared internally no later than the 30th day of the following month. In addition, Transferee and Lakeland Brazil shall grant Transferor and/or any person formally appointed by it full access to Lakeland Brazil’s books and records, for the period of five (5) years after the Closing Date.

(b)          As a condition to all obligations assumed by Transferor under this Agreement being effective, Transferee shall retain Multiplica as a financial advisor for Lakeland Brazil for a period of at least two (2) years from the Closing Date. All fees for services to be rendered by Multiplica shall be paid by Lakeland Brazil and/or by Transferee. Failure to comply with the provisions of this section 2.6 shall constitute a material breach of this Agreement by the Transferee and Lakeland Brazil and shall, in addition to all rights and remedies that Transferor shall have as a matter of law, excuse Transferor from all of its obligations under this Agreement and entitle Transferor to reimbursement from Transferee, Lakeland Brazil and its Affiliates of all payments theretofore made by Transferor under the provisions of Section 2.5, plus a ten percent (10%) penalty, together with interest at the rate of twelve percent (12%) per annum on the indemnified amount calculated from the date of payment or deposit in the Joint Account until the date repaid.

(c)          From time to time following the Closing, Transferor, Transferee, Lakeland Brazil and JNemer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Transferor, Transferee, Lakeland Brazil and their respective Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Transferee and Lakeland Brazil and created in favor of Transferor under this Agreement, and to otherwise effectuate the transactions contemplated hereby and thereby.

2.7          Taxes

Transferee and Transferor shall each (a) reasonably cooperate with each other to minimize Brazilian and USA Tax costs arising out the transactions contemplated by this Agreement and (b) pay the all-applicable Taxes according to the respective law that they are subject to and perform all recording and filing fees that may be imposed, assessed or payable arising out of the transactions contemplated by this Agreement, including, transfers and assignments contemplated hereby; provided, however, that the real estate transfer tax applicable to the transfer of the Real Estate shall be paid by Transferor.

Article III
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to Transferee that:

3.1          Organization and Qualification

Transferor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, transfer and assign the LB Shares in accordance with this Agreement and to carry out all of the provisions of this Agreement in accordance with its terms.

3.2          Authorization; Binding Effect

(a)          Transferor has all requisite corporate power and authority (i) to execute and deliver this Agreement and all other agreements referred to herein to which it will be a party and (ii) to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and all other agreements referred to herein to which it will be a party have been duly authorized by all requisite corporate action and do not require the approval of Transferor’s stockholders.

(b)          This Agreement, when duly executed and delivered by Transferor, will be valid and will create legally binding obligations of Transferor, enforceable against Transferor, as applicable, in accordance with its terms.

3.3          Non-Contravention; Consents

(a)          Assuming that the required consent of Transferor’s senior lender has been obtained, the execution, delivery and performance of this Agreement by Transferor and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a breach or violation of any provision of Transferor’s charter, by-laws or similar organizational documents, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Transferor is a party or by which it is bound, excluding the agreement executed by and among Transferor, Lakeland Brazil, Elder Marcos Vieira da Conceição and Márcia Cristina Vieira da Conceição Antunes on September 11, 2012, which shall be amended before the Closing Date, or (iii) violate any order, judgment, decree, rule or regulation of any Governmental Body having jurisdiction over Transferor or any Affiliate of Transferor.

(b)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Transferor in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby by Transferor, except for the consent of Transferor’s senior lender.

3.4          Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transferor or any of its Affiliates.

No Other Representations or Warranties

Except for the representations and warranties contained in this Article III, none of Transferor, or any Affiliate of Transferor, makes any representations or warranties, express or implied, and Transferor hereby disclaims any other representations or warranties, whether made by Transferor or any Affiliate of Transferor, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement, the transactions contemplated hereby or the Brazilian Business.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE AND JNEMER

Transferee and JNemer represent and warrant, jointly and severally, to Transferor as of the date hereof that:

4.1          Organization and Qualification

Transferee is a limited liability company duly organized, validly existing in good standing under the Laws of Brazil and has all requisite corporate or similar power and authority to enter into and to carry out all of the provisions of this Agreement in accordance with its terms. Transferee is duly qualified to do business in Brazil.

JNemer is a natural Person legally resident in Brazil and has all power and authority to enter into and to carry out all of the provisions of this Agreement in accordance with its terms.

4.2          Authorization; Binding Effect

(a)          Transferee has all requisite corporate power and authority (i) to execute and deliver this Agreement and all other agreements referred to herein to which it will be a party and (ii) to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and all other agreements referred to herein to which it will be a party have been dully authorized by all requisite corporate action and do not require the approval of Transferee’s stockholders.

(b)          This Agreement, when duly executed and delivered by Transferee, will be valid and legally binding upon Transferee and will be enforceable against Transferee in accordance with its terms.

(c)          JNemer has all requisite power and authority (i) to execute and deliver this Agreement and all other agreements referred to herein to which he will be a party and (ii) to effect the transactions contemplated hereby and thereby.

(d)          This Agreement, when duly executed and delivered by JNemer will be valid and legally binding upon JNemer, and will be enforceable against JNemer in accordance with its terms.

4.3          No Violations

(a)          The execution, delivery and performance of this Agreement by Transferee and JNemer and the consummation of the transactions contemplated hereby do not and will not violate any order, judgment, decree, rule or regulation of any Governmental Body having jurisdiction over Transferee or JNemer or any of its or his properties.

(b)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Transferee or JNemer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Transferee or JNemer.

(c)          The execution, delivery and performance of this Agreement by Transferor and JNemer and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a breach or violation of any provision of Transferor’s charter, by-laws or similar organizational documents, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Transferor or JNemer is a party to or by which it or he is bound.

4.4          Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Transferee, JNemer or any of their Affiliates.

4.5          No Inducement or Reliance; Independent Assessment

(a)          With respect to the LB Shares, the Brazilian Business and any other rights or obligations to be transferred hereunder or pursuant hereto or thereto, Transferee and JNemer have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Transferor, any Affiliate of Transferor, or any agent, employee, attorney or other representative of Transferor or by any other Person representing or purporting to represent Transferor, that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and none of Transferor, any Affiliate of Transferor, or any agent, employee, attorney, other representative of Transferor or other Person shall have or be subject to any liability to Transferee or JNemer or any other Person resulting from the distribution to Transferee or JNemer, or Transferee’s or JNemer’s use of, any such information.

(b)          Transferee and JNemer (who is a senior manager of Lakeland Brazil), acknowledge that, based on the available information, it or he has made its or his own assessment of the present condition and the future prospects of the Brazilian Business and is sufficiently experienced to make an informed judgment with respect thereto. Transferee and JNemer further acknowledge that neither Transferor, nor any Affiliate of Transferor, has made any warranty, express or implied, as to the future prospects of the Brazilian Business or its profitability for Transferee or JNemer, or with respect to any forecasts, projections or business plans prepared by or on behalf of Transferor or and delivered to Transferee or JNemer in connection with the Brazilian Business and the negotiation and the execution of this Agreement.

(c)          Finally, Transferee and JNemer acknowledge and are fully aware of all informed tax and labor liabilities of Lakeland Brazil (including existing VAT litigations and tax notice infraction already issued against Lakeland Brazil).

Article V
CERTAIN COVENANTS

5.1          Access and Information

(a)          Transferor shall, and shall cause its Affiliates and Lakeland Brazil to, give to Transferee and to its officers, employees, accountants, counsel and other representatives reasonable access during Transferor’s or the applicable Affiliate’s and Lakeland Brazil’s normal business hours throughout the period prior to the Closing to the Brazilian Business Records, including but not limited to, all properties, books, lease files, contracts, commitments, reports of examination and records (excluding confidential portions of personnel and medical records) directly relating to the Brazilian Business. Transferor shall, and shall cause its Affiliates and Lakeland Brazil to, assist Transferee in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Transferee for such purposes.

(b)          After the Closing Date, Transferor on the one hand and Transferee, Lakeland Brazil and JNemer on the other hand shall provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation), reasonable access for inspection and copying of all Brazilian Business Records, including but not limited to Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Brazilian Business, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Brazilian Business and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any Action or allegation in any litigation or arbitration or in any administrative or legal proceeding; or (iii) perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such other party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c)          Transferee shall preserve, and shall cause Lakeland Brazil and its Affiliates to preserve, all Brazilian Business Records for at least ten (10) years after the Closing Date. After this ten-year period and at least ninety (90) days prior to the planned destruction of any Brazilian Business Records, Transferee shall notify Transferor in writing of such planned destruction and shall make available to Transferor, upon its request, such Brazilian Business Records. Transferee further agrees that to the extent Brazilian Business Records are placed in storage, they will be indexed in such a manner as to make individual document retrieval possible in an expeditious manner.

5.2          Conduct of Brazilian Business

From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or as Transferee shall otherwise consent to in writing, Transferor, Lakeland Brazil and each of their Affiliates, with respect to the Brazilian Business:

(a)          shall carry on the Brazilian Business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve the relationships of the Brazilian Business with customers, suppliers, licensors, licensees, distributors, landlords and others with whom the Brazilian Business deals;

(b)          shall not permit, or other than in the ordinary course of the Brazilian Business or as may be required by Law or a Governmental Body, all or any of the Lakeland Brazil’s assets (real or personal, tangible or intangible) presently and actively used or held for use primarily in the operation or conduct of the Brazilian Business, to be sold, leased, licensed, transferred or disposed of;

(c)          shall not acquire any asset except in the ordinary course of the Brazilian Business;

(d)          shall not permit Lakeland Brazil to terminate or materially extend or materially modify any Contract except in the ordinary course of the Brazilian Business;

(e)          shall not permit Lakeland Brazil to incur or assume, any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of the Brazilian Business;

(f)           shall not cause or permit Lakeland Brazil to do any act, that would cause any representation or warranty of Transferor in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect;

(g)          shall not increase the compensation or benefits provided to any employee of Lakeland Brazil, except for increases in the ordinary course of the Brazilian Business;

(h)          shall not change any accounting practice or principle used by the Brazilian Business, except for any change required by reason of a concurrent change in GAAP; and

(i)            shall not cause or permit Lakeland Brazil to enter into such agreement or commitment with respect to the foregoing.

5.3          Administration and Control of Lakeland Brazil

(a)          As condition for the completion of all obligations assumed by Transferor under the provision of this Agreement, Transferee, Lakeland Brazil and JNemer acknowledge, undertake, consent and agree as follows:

(i)            JNemer will be appointed as legal representative (the “signing officer”) of Lakeland Brazil on the Closing Date and shall maintain this position for at least the first two (2) years immediately after the Closing Date.

(ii)          Transferee shall maintain the ownership of at least fifty one percent (51%) of Lakeland Brazil’s shares at least during the first two (2) years immediately after the Closing Date.

(iii)         JNemer shall maintain the ownership of at least fifty one percent (51%) of Transferee’s shares at least during the first two (2) years immediately after the Closing Date.

(b)          Unless waived in writing by Transferor, failure to comply with the provisions of Section 5.3(a) shall constitute a material breach of this Agreement by Transferee and JNemer and shall, in addition to all rights and remedies that Transferor shall have as a matter of law or equity, excuse Transferor from all of its obligations under this Agreement (including making the payments required by Section 2.5) and entitle Transferor to reimbursement from Transferee and Lakeland Brazil of all payments theretofore made by Transferor under the provisions of Section 2.5.

5.4          Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions,, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals, releases or waivers from Third Parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement.

5.5          Contacts with Suppliers, Employees and Customers

Without the prior written consent of Transferor, which may be withheld for any reason or no reason, Transferee shall not, until the Closing Date, contact any suppliers to, or customers of, the Brazilian Business or any Brazilian Business employees in connection with or pertaining to any subject matter of this Agreement.

5.6          Non-Solicitation of Employees

None of Transferor, any of its representatives or any of its Affiliates will at any time prior to two (2) years from the date hereof, directly or indirectly, solicit the employment of any of the Brazilian Business employees without Transferee’s prior written consent, except ETavares, who may be retained by Transferor or any of its Affiliates at any time. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Transferee or any successor. This restriction shall not apply to any employee whose employment with Lakeland Brazil or its successor is involuntarily terminated by Transferee, Lakeland Brazil or any of its Affiliates, or its or their successors, after the Closing. Solicitation of employment shall only be deemed to occur if the Person who performs such solicitation has knowledge of this Agreement or if such Person has no knowledge of this Agreement but Transferor’s employees with knowledge of this Agreement have advance knowledge of any such solicitation.

5.7 Exclusivity

Unless and until this Agreement is terminated pursuant to Section 10.1, neither Transferor nor its directors or officers shall, directly or indirectly, through any employee, representative, agent, Affiliate or otherwise, (i) solicit, initiate or encourage any inquiry or proposal, except from Transferee, that constitutes, or may be reasonably expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets (other than the sale of inventory or obsolete equipment in the ordinary course of business) or sale of a substantial percentage of shares of stock pursuant to a stock acquisition (including, without limitation, through a tender offer) involving or relating to the Brazilian Business (“Acquisition Proposal”); (ii) engage in negotiations or discussions, except with Transferee and JNemer, concerning, or provide any non-public information or access to any person or entity, other than Transferee, relating to an Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal. This Section shall not apply to any transaction (or proposed transaction) involving a change of control of the equity ownership of Transferor.

Article VI
CONFIDENTIAL NATURE OF INFORMATION

6.1          Confidentiality Agreement

Transferee and JNemer agree that the confidentiality provisions of this Article VI shall apply to (a) all documents, materials and other information, including but not limited to Proprietary Subject Matter, that it shall have obtained regarding Transferor or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Transferee or its accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information.. Any information pertaining to the Transferor should remain confidential as long as the law will allow.

6.2          Transferor’s and Transferee’s Proprietary Subject Matter

(a)          Except as provided in Section 6.2(b), after the Closing and for a period of five years following the Closing Date, each of Transferor, Lakeland Brazil, Transferee and JNemer agree that it or he will keep confidential all Proprietary Subject Matter of the other party or its Affiliates that is received from, or made available by, in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the Brazilian Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except, in the case of Transferee’s obligation, for such Proprietary Subject Matter as is conveyed to Transferee as part of the LB Shares.

(b)          Notwithstanding the foregoing, such Proprietary Subject Matter shall not be deemed confidential and neither Transferor nor Transferee shall have any obligation with respect to any such Proprietary Subject Matter that:

(i)            at the time of disclosure was already known to Transferor, Lakeland Brazil, Transferee or JNemer, as the case may be, other than as a result of this transaction, free of restriction as evidenced by documentation in Transferor’s or Transferee’s possession, as the case may be;

(ii)          is or becomes publicly known through publication, inspection of a product or otherwise, and through no negligence or other wrongful act of Transferor, Lakeland Brazil, Transferee or JNemer, as the case may be;

(iii)         is received by Transferor, Lakeland Brazil, Transferee or JNemer, as the case may be, from a Third Party without similar restriction and without breach of any agreement;

(iv)         to the extent it is independently developed by Transferor, Lakeland Brazil, Transferee or JNemer, as the case may be; or

(v)          is required to be disclosed under applicable Law or judicial process, including, without limitation, according to the rules of the United States of America Securities and Exchange Commission.

(c)          If Transferor (or any of its Affiliates), Lakeland Brazil, Transferee or JNemer, as the case may be, is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Subject Matter, such party will promptly notify the other party of such request or requirement and will cooperate with such other party such that such other party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, a party (or any of its Affiliates) is in the opinion of its or his counsel compelled to disclose the Proprietary Subject Matter or else stand liable for contempt or suffer other censure or significant penalty, such party (or its or his Affiliate) may disclose only so much of the Proprietary Subject Matter to the Person compelling disclosure as is required by Law. Transferor, Lakeland Brazil, Transferee and JNemer as the case may be, will exercise its (and will cause its or his Affiliates to exercise their) reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Subject Matter.

Article VII
CLOSING

7.1          Conditions Precedent to Closing

(a)          The Closing is conditioned upon the complete and full accomplishment of all following conditions:

(i)            as a condition for Transferor to close, each of the representations and warranties of Transferee and JNemer in Article IV hereof that are subject to materiality or similar qualifications shall be true in all respects at and as of the Closing Date and each of the representations and warranties contained in Article IV that are not subject to materiality or similar qualifications shall be true and correct in all material respects at and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(ii)          as a condition for Transferee and JNemer to close, each of the representations and warranties of Transferor in Article III hereof that are subject to materiality or similar qualifications shall be true in all respects at and as of the Closing Date and each of the representations and warranties contained in Article III that are not subject to materiality or similar qualifications shall be true and correct in all material respects at and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(iii)         obtainment of the consent of Transferor’s senior lender to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(iv)         settlement and full payment by Transferor of the agreement executed by and between Transferor, Lakeland Brazil, Elder Marcos Vieira da Conceição and Márcia Cristina Vieira da Conceição Antunes on September 11, 2012;

(v)          the execution, and closing upon, of an Agreement between Transferor (and/or an Affiliate of Transferor) and Lakeland Brazil with respect to the sale with accord and satisfaction of the Real Estate to Transferor or an Affiliate of the Transferor;

(vi)         execution and registry before the Commercial Registry of the change in Lakeland Brazil’s Articles of Association stating the rise of its capital stock according to the provisions of Section 2.5(a)(ii).

(vii)        JNemer must have the ownership of at least fifty one percent (51%) of all shares representing the capital stock of Transferee and also be appointed as its legal representative in the company`s bylaws.

(viii)      Execution of a Free Rental Lease Agreement for the real estate where Lakeland Brazil`s head office is located, with a maximum free lease period of 2 years, provided that Transferor has the right to sell the respective real estate at any time and, in this case, Lakeland Brazil must have a maximum 6 month period to leave the real estate.

7.2          Transactions on the Closing

At the Closing, the following transactions shall take place:

(a)          Parties shall sign and deliver all documents required for the transfer of the LB Shares to Transferee and the payment by Transferee pursuant to Section 2.1;

(b)          Transferor shall deliver to Transferee all Brazilian Business Records, to the extent in Transferor’s or an Affiliate’s possession and not previously provided to Transferee.

(c)          The Distributorship and Supply Agreement referred to in Section 2.4 shall be entered into.

(d)          A written guarantee by Transferor in respect of the guarantee described in Section 2.4(b) shall be delivered.

(e)          Transferor shall issue and deliver to Lakeland Brazil the promissory notes mentioned in Section 2.5(a)(ii).

(f)           Each party shall deliver to another party such other documents as may be reasonably requested by that party.

7.3          Closing Date

The Closing shall take place on July 31, 2015, at the offices of Lakeland Brazil located at Rua Apucarana, 428, 1st floor, São Paulo, SP, 03311-001, at 2 PM local time (such date and time being referred to herein as the “Closing Date”) or at such time as the closing conditions have been met.

7.4          Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article VII, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

Article VIII
STATUS OF AGREEMENTS

The rights and obligations of Transferee and Transferor under this Agreement shall be subject to the following terms and conditions:

8.1          Survival

The representations and warranties of Transferee, JNemer and Transferor contained in this Agreement shall survive the Closing Date until the date which is thirty six (36) months after the Closing Date (the “Survival Period”), and claims based upon or arising out of such representations and warranties may be asserted at any time during the Survival Period, after which time such representations and warranties shall expire and terminate. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party during the Survival Period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

8.2          General Agreement to Indemnify

(a)          Transferor and Transferee shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof, and any director, officer or employee of such other party or Affiliate thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorneys’ fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 8.1, any breach of any representation or warranty of such party contained in this Agreement (it being agreed that solely for the purposes of establishing whether any matter is indemnifiable pursuant to this sub-paragraph (a)(i), the accuracy of the representations and warranties made by each of Transferor and Transferee shall be determined without giving effect to the qualifications to such representations and warranties concerning materiality, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

(b)          Transferee and/or Lakeland Brazil further agree to indemnify and hold harmless Transferor from and against any Losses incurred by Transferor arising out of, resulting from, or relating to Brazilian Business Liabilities.

(c)          Transferee and Lakeland Brazil further agree to indemnify and hold harmless Transferor with respect to any Losses arising from the operation and conduct of the Brazilian Business from and after the Closing.

(d)          Transferee and Lakeland Brazil also agree to indemnify and hold harmless Transferor with respect to any future abandonment of Brazilian Business, Bankruptcy or filing of a Court Protected Restructuring by Lakeland Brazil and/or any of its Affiliates and/or successors and assigns.

(e)          The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds actually received by, and other savings, including Tax savings, that may actually reduce the overall impact of the Losses upon, the Indemnified Party. The indemnification obligations of each party hereto under this Article VIII shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(f)           Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims. Both parties shall mitigate their damages.

8.3          General Procedures for Indemnification

(a)          The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Action by a Third Party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.

(b)          The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.

(c)          The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 8.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)          In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement that does not involve a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 8.2, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement, or, if necessary, by (i) arbitration according to the provisions of Section 9.6 or (ii) any other reasonable means elected by all parties.

Article IX
MISCELLANEOUS PROVISIONS

9.1          Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transferor, to:	LAKELAND INDUSTRIES, INC.
Attn: Charles Roberson
202 Pride Lane
Decatur, Alabama 35603
United States of America

(b)	If to Transferee, to:	INDÚSTRIA E COMÉRCIO DE ROUPAS E
EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA.
Attn: Jack Antunes Nemer
Rua Luxemburgo, 260, Lotes 82/83 – Bloco O
Loteamento Granjas Rurais, Salvador – BA, 41230-130, Brasil

(c)	If to:	JACK ANTUNES NEMER
Rua Luxemburgo, 260, Lotes 82/83 – Bloco O
Loteamento Granjas Rurais, Salvador – BA, 41230-130, Brasil

9.2          Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it or him in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

9.3          Entire Agreement; Modification

The agreement of the parties, which consists of this Agreement and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 10.4.

9.4          Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

9.5          Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IN THE UNITED STATES OF AMERICA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

9.6          Consent to Jurisdiction

(a)          Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement, shall be determined by arbitration administered by the Arbitration Place located in Toronto, Ontario, Canada, in accordance with the Rules of Arbitration of the International Chamber of Commerce rules and to the following rules:

(i)            Either Party may initiate arbitration by filing a written demand for arbitration at any time and submit it to the Arbitration Place and to the other Party.

(ii)          The Tribunal will consist of three arbitrators. Within 15 days after the commencement of arbitration, each Party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by Arbitration Place in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrators

(iii)         The place of arbitration will be Toronto, Ontario, Canada. The language to be used in the arbitral proceedings will be English.

(iv)         Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b)          Nothing contained herein will be construed to exclude Transferor, prior to the appointment of the Tribunal, from seeking provisional or emergency remedies from any court of competent jurisdiction and such application shall not be deemed inconsistent with, or a waiver of, this Agreement to arbitrate any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement.

9.7          Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8          No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

9.9          Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in New York State, United States, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10       Jurisdiction

All parties hereto consent to the jurisdiction in which actions may be brought pursuant to the Agreement.

Article X
TERMINATION AND WAIVER

10.1       Termination

(a)                 This Agreement may be terminated at any time prior to the Closing Date by:

(i)  Mutual Consent. The mutual written consent of Transferee and Transferor;

(ii) Breach of Contract. Breach, by any Party, in any material respect, of any of its representations, warranties, covenants or agreements contained in this Agreement shall give the right to the non-breaching Party to terminate this Agreement;

(iii)   Court or Administrative Order. The Agreement shall terminate if there shall be in effect a final, non-appealable order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby; or

(b)          This Agreement may be terminated at the election of Transferor if any one or more of the conditions to close, other than the condition set forth in Section 7.1(a)(ii), have not been fulfilled by August 31, 2015.

(c)          This Agreement may be terminated at the election of Transferee or JNemer if any one or more of the conditions to close, other than the condition set forth in Section 7.1(a)(i), have not been fulfilled by August 31, 2015.

10.2       Effect of Termination

In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Article VI relating to the obligations of Transferee and Transferor to keep confidential certain information, Section 9.2 relating to certain expenses and this Section 10.2. Nothing in this Section 10.2 shall be deemed to release either party from any liability for any breach of any obligation hereunder.

10.3       Material To Be Returned

(a)          In the event of the termination of this Agreement in accordance with Section 10.1, the transactions contemplated by this Agreement shall be terminated, without further action by any party hereto.

(b)          Furthermore, in the event that this Agreement is terminated as provided herein, Transferee and JNemer shall return all documents and other material received from Transferor, any Affiliate of Transferor or Lakeland Brazil or any representative of Transferor or Lakeland Brazil relating to the Brazilian Business or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement.

10.4       Amendment of Agreement

This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by mutual agreement by the parties hereto; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by itself or by its duly authorized officer or employee.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

/s/ Gary Pokrassa

LAKELAND INDUSTRIES, INC.

by Gary Pokrassa

Chief Financial Officer

/s/ Jack Antunes Nemer

ZAP COMÉRCIO DE BRINDES CORPORATIVOS LTDA.

by Jack Antunes Nemer

Attorney

/s/ Eduardo Fernandes Tavares

LAKE BRASIL INDUSTRIA E COMERCIO DE ROUPAS E

EQUIPAMENTOS DE PROTECAO INDIVIDUAL LTDA.

by Eduardo Fernandes Tavares

CEO

/s/ Jack Antunes Nemer

JACK ANTUNES NEMER

LAWYERS:

The lawyers undersigned estate that they assisted the Parties on the negotiation and executions of this Agreement exclusively concerning Brazilian Law:

/s/ Daniel Cione Florez Da Silveira	/s/ Igor Ghirardello Tambucci
DANIEL CIONE FLOREZ DA SILVEIRA OAB/SP 155.101 (lawyer of Transferor)	IGOR GHIRARDELLO TAMBUCCI OAB/SP 243.715 (lawyer of Transferee and JNemer)

WITNESSES:

1.	/s/ Edilson G. Teixeira	2.	/s/ Luiz Alfredo Mader
Name: Edilson G. Teixeira I.D.: C.P.F.:		Name: Luiz Alfredo Mader I.D.: C.P.F.:

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